Exhibit 99.2

Yield10 Bioscience Announces Closing of $14.5 Million Public Offering

WOBURN, Mass. — December 21, 2017 — Yield10 Bioscience, Inc. (NASDAQ:YTEN) today announced the closing of an underwritten public offering of units for gross proceeds of $14.5 million, which includes the full exercise of the underwriter’s over-allotment option to purchase additional shares and warrants, prior to deducting underwriting discounts and commissions and offering expenses payable by Yield10 Bioscience. Both existing investors, including 40% shareholder Jack W. Schuler, and new institutional investors participated in the offering.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT:LTS), is sole book-running manager in connection with the offering.

The securities were offered pursuant to a registration statement on Form S-1 (File No. 333-221283), which was declared effective by the United States Securities and Exchange Commission on December 18, 2017, and an additional registration statement filed pursuant to Rule 462(b) (File No. 333-222147).

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. A final prospectus relating to this offering has been filed by Yield10 Bioscience with the SEC. Copies of the final prospectus can be obtained at the SEC’s website at www.sec.gov or from Ladenburg Thalmann & Co. Inc., Prospectus Department, 277 Park Avenue, 26th Floor, New York, New York 10172, by calling (212) 409-2000.

About Yield10 Bioscience

Yield10 Bioscience, Inc. is focused on developing new technologies to achieve step-change improvements in crop yield to enhance global food security. Yield10 has an extensive track record of innovation based around optimizing the flow of carbon in living systems.  Yield10 is leveraging its technology platforms and unique knowledge base to design precise alterations to gene activity and the flow of carbon in plants to produce higher yields with lower inputs of land, water or fertilizer. Yield10 is advancing several yield traits it has developed in crops such as Camelina, canola, soybean and rice. Yield10 is headquartered in Woburn, MA and has an Oilseeds center of excellence in Saskatoon, Canada.

For more information about the company, please visit www.yield10bio.com.

(YTEN-G)

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including the risks and uncertainties detailed in Yield10 Bioscience’s filings with the Securities and Exchange Commission. Yield10 assumes no obligation to update any forward-looking information contained in this press release or with respect to the matters described herein.

Contacts:

Yield10 Bioscience:

Lynne H. Brum, (617) 682-4693, LBrum@yield10bio.com

Investor Relations Contact:

Amato and Partners, LLC

90 Park Avenue, 17th Floor

New York, NY 10016

admin@amatoandpartners.com